Exhibit 99.193

North Valley Bancorp Reports Results for the Quarter

and Six Months Ended June 30, 2012

July 31, 2012 – REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a bank holding company with approximately $908 million in assets, today reported results for the second quarter and six months ended June 30, 2012. North Valley Bancorp (“the Company”) is the parent company for North Valley Bank (“NVB”).

The Company reported net income for the second quarter ended June 30, 2012 of $1,261,000, or $0.18 per diluted share, compared to net income of $519,000, or $0.08 per diluted share, for the same period in 2011. The Company reported net income for the six months ended June 30, 2012 of $1,741,000, or $0.25 per diluted share, compared to net income of $918,000, or $0.13 per diluted share, for the same period in 2011. “I am pleased to report another profitable quarter, along with quarterly loan growth, and we continue to work hard on gaining efficiencies as we navigate through this prolonged economic cycle,” stated Mike Cushman, President and CEO.

The Company recorded provisions for loan losses of $1,000,000 and $1,400,000 for the second quarter and the six months ended June 30, 2012, respectively, compared to provisions for loan losses of $1,250,000 and $2,250,000 for the second quarter and the six months ended June 30, 2011, respectively. The allowance for loan losses at June 30, 2012 was $11,732,000, or 2.58% of total loans, compared to $12,656,000, or 2.77% of total loans at December 31, 2011 and $14,746,000, or 3.06% of total loans at June 30, 2011.

At June 30, 2012, total assets were $908,140,000, an increase of $13,083,000, or 1.5%, from $895,057,000 at June 30, 2011. The loan portfolio totaled $455,257,000 at June 30, 2012, a decrease of $26,897,000, or 5.6%, compared to $482,154,000 at June 30, 2011. The loan to deposit ratio at June 30, 2012 was 59.7% as compared to 63.6% at June 30, 2011, and 59.5% at December 31, 2011. Total deposits increased $5,397,000, or 0.7% to $763,271,000 at June 30, 2012 compared to $757,874,000 at June 30, 2011. Available-for-sale investment securities totaled $305,378,000 at June 30, 2012, an increase of $9,085,000 from June 30, 2011, and Federal funds sold totaled $53,375,000 at June 30, 2012, an increase of $34,020,000 from June 30, 2011. When compared to December 31, 2011, total assets at June 30, 2012 increased $3,174,000 from $904,966,000, loans decreased by $958,000 from $456,215,000 and deposits decreased by $2,968,000 from $766,239,000. Available-for-sale investment securities decreased $6,827,000 from December 31, 2011 to June 30, 2012, while Federal funds sold increased $13,165,000 from December 31, 2011 to June 30, 2012.

As announced on June 7, 2012, the Company has received approval from the Federal Reserve Bank of San Francisco (“FRB”) and the California Department of Financial Institutions (“DFI”) to pay all deferred interest on its junior subordinated notes underlying its trust preferred securities in the approximate amount of $5.7 million and to fully redeem its North Valley Capital Trust I notes totaling $10.3 million and bearing an interest rate of 10.25%. The notes were redeemed on July 25, 2012. Under applicable regulatory capital guidelines issued by bank regulatory agencies, based on the notice of redemption date these trust preferred securities no longer qualified as Tier 1 capital for the Company at June 30, 2012 and are not included in the following capital amounts and ratios. At June 30, 2012, the Company’s Total Risk-based Capital was $110,527,000, and its capital ratios were: Total Risk-based Capital ratio – 18.49%; Tier 1 Risk-based Capital ratio – 17.22%; and Tier 1 Leverage ratio – 11.44%. NVB upstreamed a dividend to the Company totaling $16,500,000 during the second quarter of 2012 to facilitate the interest payments and redemption of the notes, and the following capital amounts and ratios reflect this reduction. At June 30, 2012, the Bank’s Total Risk-based Capital was $110,027,000, and its capital ratios were: Total Risk-based Capital ratio – 18.43%; Tier 1 Risk-based Capital ratio – 17.16%; and Tier 1 Leverage ratio – 11.40%.

Credit Quality

Nonperforming loans (defined as nonaccrual loans and loans 90 days or more past due and still accruing interest) decreased $814,000, or 4.6% to $16,771,000 at June 30, 2012 from $17,585,000 at June 30, 2011, and decreased $1,640,000 from the December 31, 2011 balance of $18,411,000. Nonperforming loans as a percentage of total loans were 3.68% at June 30, 2012, 3.65% at June 30, 2011, and 4.04% at December 31, 2011.

The overall level of nonperforming loans increased $1,137,000 to $16,771,000 at June 30, 2012 from $15,634,000 at March 31, 2012. During the second quarter of 2012, the Company identified nine loans totaling $3,033,000 as additional nonperforming loans. The additions were partially offset by reductions in nonperforming loans totaling $1,896,000 due primarily to charge-offs and collections received on certain loans and the transfer of two properties to OREO totaling $240,000. Of the nine loans totaling $3,033,000 identified as nonaccrual loans and added to nonperforming loans during the second quarter of 2012, one loan represents $2,088,000 of the total. This loan is for a commercial real estate building located in Sacramento County that defaulted during the second quarter of 2012. An appraisal was performed on the property and the Company recorded a $1,178,000 charge-off to write-down the loan to its net realizable value of $910,000 at June 30, 2012. The remaining eight loans in this group of nonperforming loans total $945,000 and specific reserves totaling $99,000 have been established.

Gross loan charge-offs for the second quarter of 2012 were $1,672,000 and recoveries totaled $130,000 resulting in net charge-offs of $1,542,000 compared to gross loan charge-offs for the second quarter of 2011 of $1,198,000 and recoveries of $223,000 resulting in net charge-offs of $975,000. Gross charge-offs for the six months ended June 30, 2012 were $2,558,000 and recoveries totaled $234,000 resulting in net charge-offs of $2,324,000, compared to gross charge-offs for the six months ended June 30, 2011 of $2,803,000 and recoveries of $306,000 resulting in net charge-offs of $2,497,000.

Nonperforming assets (nonperforming loans and OREO) totaled $32,419,000 at June 30, 2012, a decrease of $9,031,000 from the June 30, 2011 balance of $41,450,000, and a $6,098,000 decrease from the December 31, 2011 balance of $38,517,000. Nonperforming assets as a percentage of total assets were 3.57% at June 30, 2012 compared to 4.63% at June 30, 2011 and 4.26% at December 31, 2011.

The Company’s OREO properties decreased $1,258,000 to $15,648,000 at June 30, 2012 from $16,906,000 at March 31, 2012. The decrease in OREO was due to the sale of four properties totaling $1,228,000, a loss on sale of $105,000, and the write-down of the value of OREO properties of $165,000 during the quarter ended June 30, 2012, which was partially offset by the transfer of two properties to OREO totaling $240,000.

“Overall, credit quality continues to improve and we have reached a settlement with a large nonperforming loan relationship of approximately $6.5 million and expect to transfer the property to OREO during the third quarter,” commented Cushman.

Operating Results

Net interest income, which represents the Company’s largest component of revenues and is the difference between interest earned on loans and investments and interest paid on deposits and borrowings, decreased $829,000, or 10.2%, for the three months ended June 30, 2012 compared to the same period in 2011. Interest income decreased by $1,190,000, primarily due to both the lower yield on earning assets and the decrease in the average loan balances. The Company had foregone interest of $203,000 and $476,000 for the loans on nonaccrual status for the three months ended June 30, 2012 and 2011, respectively. Average loans decreased by $43,321,000 in the second quarter of 2012 compared to the second quarter of 2011, and the yield on the loan portfolio decreased 37 basis points to 5.65% for the second quarter of 2012. Partially offsetting the decrease in interest income was a decrease in interest expense of $361,000, or 24.9%, due primarily to a decrease in the rates paid on deposits for the quarter ended June 30, 2012 compared to the same period in 2011. Overall, average earning assets increased $6,505,000 in the second quarter of 2012 compared to the second quarter of 2011. Average yields on earning assets decreased 63 basis points from the quarter ended June 30, 2011, to 4.21% for the quarter ended June 30, 2012 and the average rate paid on interest-bearing liabilities decreased by 23 basis points to 0.69%. The Company’s net interest margin for the quarter ended June 30, 2012 was 3.67%, a decrease of 45 basis points from the margin of 4.12% for the second quarter in 2011 and an increase of 6 basis points from the 3.61% net interest margin for the linked quarter ended March 31, 2012.

Net interest income decreased $1,243,000 for the six months ended June 30, 2012 compared to the same period in 2011. Total interest income decreased by $1,999,000 for the six months ended June 30, 2012 compared to the same period in 2011, primarily due to a decrease in income on loans of $2,050,000 as a result of both the decrease in the average balance of loans, and a decrease in the yield on loans. Interest expense decreased $756,000 due primarily to a decrease on rates paid on deposits during the six months ended June 30, 2012 compared to the same period in 2011. The net interest margin for the six months ended June 30, 2012 decreased 41 basis points to 3.64% from the net interest margin of 4.05% for the six months ended June 30, 2011.

Noninterest income for the quarter ended June 30, 2012 increased $1,204,000, or 34.6%, to $4,687,000 compared to $3,483,000 for the same period in 2011. The primary reason for the increase in noninterest income was the Company recognized a gain on sale of investment securities of $968,000 for quarter ended June 30, 2012. Service charges on deposits decreased $36,000 to $1,136,000 for the second quarter of 2012 compared to $1,172,000 for the second quarter of 2011, while other fees and charges increased $163,000 to $1,321,000 for the second quarter of 2012 compared to $1,158,000 for the second quarter of 2011. Gain on sales of loans increased $165,000 to $684,000 for the second quarter of 2012 compared to $519,000 for the second quarter of 2011. Other noninterest income decreased $56,000 to $578,000 for the second quarter of 2012 compared to $634,000 for the second quarter of 2011.

Noninterest income for the six months ended June 30, 2012 increased $1,310,000 to $7,946,000 from $6,636,000 for the same period in 2011. Service charges on deposits decreased $150,000 to $2,188,000 for the six months ended June 30, 2012 compared to $2,338,000 for the same period in 2011, while other fees and charges increased by $239,000 to $2,518,000 for the six months ended June 30, 2012 compared to $2,279,000 for the same period in 2011. Gain on sales of loans increased $314,000 to $1,089,000 for the six months ended June 30, 2012 compared to $775,000 for the same period in 2011. Other noninterest income decreased $62,000 to $1,192,000 for the six months ended June 30, 2012 compared to $1,254,000 for the same period in 2011.

Noninterest expense decreased $507,000, or 5.2%, to $9,228,000 for the second quarter of 2012 from $9,735,000 for the second quarter of 2011. Salaries and employee benefits increased $576,000, to $5,051,000 for the second quarter of 2012 compared to the second quarter of 2011 due primarily to the hiring of production personnel and the reactivation of incentive and other compensation plans. Occupancy, furniture and equipment expense decreased $147,000, for the second quarter of 2012 compared to the second quarter of 2011 due to a decrease in depreciation and rent expense. OREO expense decreased $835,000 to $342,000 for the second quarter of 2012 compared to $1,177,000 for the second quarter of 2011, FDIC premiums and state assessments decreased $127,000, while other expenses increased by $26,000.

Noninterest expense for the six months ended June 30, 2012 was $18,884,000 compared to $19,206,000 for the same period in 2011. For the six months ended June 30, 2012, salaries and employee benefits increased $916,000, while occupancy, furniture and equipment expense decreased $250,000, and other real estate owned expense decreased $653,000 when compared to the same period in 2011. FDIC premiums and state assessments were $489,000 for the first six months of 2012 compared to $746,000 for the first six months of 2011.

The Company recorded a provision for income taxes for the quarter ended June 30, 2012 of $527,000, resulting in an effective tax rate of 29.5%, compared to a provision for income taxes of $137,000, or an effective tax rate of 20.9%, for the quarter ended June 30, 2011. The provision for income taxes for the six month period ended June 30, 2012 was $642,000, resulting in an effective tax rate of 26.9%, compared to a provision for income taxes of $226,000, or an effective tax rate of 19.8%, for the same period in 2011.

On July 26, 2012, the Board of Directors of the Company approved the filing of applications to consolidate two of its branches, subject to regulatory approval. The applications were filed with the Company’s regulators on July 30, 2012.

North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank (“NVB”), operates twenty-four commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and six Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company's website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release, except as required by law.

For further information contact:

Michael J. Cushman	or	Kevin R. Watson
President & Chief Executive Officer		Executive Vice President & Chief Financial Officer
(530) 226-2900 Fax: (530) 221-4877		(530) 226-2900 Fax: (530) 221-4877

NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,
Statement of Income	2012	2011	$ Change	% Change
Interest income
Loans (including fees)	$6,324	$7,394	$(1,070)	(14.47%)
Investment securities	2,079	2,209	(130)	(5.89%)
Federal funds sold and other	17	7	10	142.86%
Total interest income	8,420	9,610	(1,190)	(12.38%)
Interest expense
Interest on deposits	604	1,012	(408)	(40.32%)
Subordinated debentures	487	439	48	10.93%
Other borrowings	—	1	(1)	(100.00%)
Total interest expense	1,091	1,452	(361)	(24.86%)
Net interest income	7,329	8,158	(829)	(10.16%)
Provision for loan losses	1,000	1,250	(250)	(20.00%)
Net interest income after provision for loan losses	6,329	6,908	(579)	(8.38%)

Noninterest income
Service charges on deposit accounts	1,136	1,172	(36)	(3.07%)
Other fees and charges	1,321	1,158	163	14.08%
Gain on sale of loans, net	684	519	165	31.79%
Gain on sales of securities, net	968	—	968	—
Other	578	634	(56)	(8.83%)
Total noninterest income	4,687	3,483	1,204	34.57%

Noninterest expenses
Salaries and employee benefits	5,051	4,475	576	12.87%
Occupancy	620	700	(80)	(11.43%)
Furniture and equipment	227	294	(67)	(22.79%)
Other real estate owned expense	342	1,177	(835)	(70.94%)
FDIC and state assessments	176	303	(127)	(41.91%)
Other	2,812	2,786	26	0.93%
Total noninterest expenses	9,228	9,735	(507)	(5.21%)
Income before provision for income taxes	1,788	656	1,132	172.56%
Provision for income taxes	527	137	390	284.67%
Net income	$1,261	$519	$742	142.97%

Common Share Data
Basic and diluted earnings per share	$0.18	$0.08	$0.10	125.00%

Shares outstanding	6,833,752	6,832,492
Basic and dilutive weighted average shares outstanding	6,833,752	6,832,492
Book value per share	$13.61	$12.90
Tangible book value	$13.56	$12.83

 NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands, except share and per share data)

	Six Months Ended
	June 30,
Statement of Income	2012	2011	$ Change	% Change
Interest income
Loans (including fees)	$12,794	$14,844	$(2,050)	(13.81%)
Investment securities	4,190	4,169	21	0.50%
Federal funds sold and other	45	15	30	200.00%
Total interest income	17,029	19,028	(1,999)	(10.51%)
Interest expense
Interest on deposits	1,338	2,094	(756)	(36.10%)
Subordinated debentures	970	969	1	0.10%
Other borrowings	—	1	(1)	(100.00%)
Total interest expense	2,308	3,064	(756)	(24.67%)
Net interest income	14,721	15,964	(1,243)	(7.79%)
Provision for loan losses	1,400	2,250	(850)	(37.78%)
Net interest income after provision for loan losses	13,321	13,714	(393)	(2.87%)

Noninterest income
Service charges on deposit accounts	2,188	2,338	(150)	(6.42%)
Other fees and charges	2,518	2,279	239	10.49%
Gain on sale of loans, net	1,089	775	314	40.52%
Gain (loss) on sales of securities, net	959	(10)	969	(9690.00%)
Other	1,192	1,254	(62)	(4.94%)
Total noninterest income	7,946	6,636	1,310	19.74%

Noninterest expenses
Salaries and employee benefits	10,108	9,192	916	9.97%
Occupancy	1,260	1,392	(132)	(9.48%)
Furniture and equipment	472	590	(118)	(20.00%)
Other real estate owned expense	976	1,629	(653)	(40.09%)
FDIC and state assessments	489	746	(257)	(34.45%)
Other	5,579	5,657	(78)	(1.38%)
Total noninterest expenses	18,884	19,206	(322)	(1.68%)
Income before provision for income taxes	2,383	1,144	1,239	108.30%
Provision for income taxes	642	226	416	184.07%
Net income	$1,741	$918	$823	89.65%

Common Share Data
Basic and diluted earnings per share	$0.25	$0.13	$0.12	92.31%

Shares outstanding	6,833,752	6,832,492
Basic and dilutive weighted average shares outstanding	6,833,752	6,832,492
Book value per share	$13.61	$12.90
Tangible book value	$13.56	$12.83

NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands)

	June 30,	December 31,	June 30,
Balance Sheet Data	2012	2011	2011
Assets
Cash and due from banks	$19,037	$18,758	$18,159
Federal funds sold	53,375	40,210	19,355
Time deposits at other financial institutions	1,960	1,959	459
Available-for-sale securities - at fair value	305,378	312,205	296,293
Held-to-maturity securities - at amortized cost	6	6	6

Loans net of deferred loan fees	455,257	456,215	482,154
Allowance for loan losses	(11,732)	(12,656)	(14,746)
Net loans	443,525	443,559	467,408

Premises and equipment, net	9,362	8,661	8,361
Other real estate owned	15,648	20,106	23,865
Core deposit intangibles, net	328	401	474
Accrued interest receivable and other assets	59,492	59,101	60,677
Total assets	$908,111	$904,966	$895,057

Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest bearing	$163,446	$167,506	$157,924
Demand, interest bearing	184,113	170,124	159,133
Savings and money market	220,430	216,299	229,648
Time	195,282	212,310	211,169
Total deposits	763,271	766,239	757,874

Accrued interest payable and other liabilities	19,862	17,301	17,075
Subordinated debentures	31,961	31,961	31,961
Total liabilities	815,094	815,501	806,910
Shareholders’ equity	93,017	89,465	88,147
Total liabilities and shareholders’ equity	$908,111	$904,966	$895,057

Asset Quality
Nonaccrual loans	$16,627	$18,359	$17,585
Loans past due 90 days and accruing interest	144	52	—
Other real estate owned	15,648	20,106	23,865
Total nonperforming assets	$32,419	$38,517	$41,450

Classified assets	$47,896	$59,742	$74,083
Bank Tier 1 Capital + ALLL	$114,185	$126,323	$125,736
Classified assets ratio	41.95%	47.29%	58.92%

Allowance for loan losses to total loans	2.58%	2.77%	3.06%
Allowance for loan losses to NPL’s	69.95%	68.74%	83.86%

NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Financial Ratios	2012	2011	2012	2011
Return on average total assets	0.56%	0.23%	0.38%	0.21%
Return on average shareholders’ equity	5.47%	2.42%	3.81%	2.17%
Net interest margin (tax equivalent basis)	3.67%	4.12%	3.64%	4.05%
Efficiency ratio	76.80%	83.63%	83.31%	84.98%

Selected Average Balances
Loans	$449,215	$492,536	$450,347	$497,456
Taxable investments	320,264	283,680	318,520	277,542
Tax-exempt investments	12,229	14,402	12,607	14,380
Federal funds sold and other	27,049	11,634	38,000	12,915
Total earning assets	$808,757	$802,252	$819,474	$802,293
Total assets	$907,749	$894,463	$911,962	$894,383

Demand deposits - interest bearing	$179,726	$164,460	$177,863	$162,901
Savings and money market	222,669	223,483	221,199	220,525
Time deposits	202,415	214,349	207,657	219,257
Subordinated debentures	31,961	31,961	31,961	31,961
Other borrowings	—	205	—	103
Total interest bearing liabilities	$636,771	$634,458	$638,680	$634,747
Demand deposits - noninterest bearing	$157,268	$156,265	$157,826	$155,881
Shareholders’ equity	$92,411	$85,912	$91,568	$85,370

NORTH VALLEY BANCORP

CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited)

 (Dollars in thousands, except per share data)

	For the Quarter Ended
	June	March	December	September
	2012	2012	2011	2011
Interest income	$8,420	$8,609	$8,879	$9,238
Interest expense	1,091	1,217	1,331	1,391
Net interest income	7,329	7,392	7,548	7,847

Provision for loan losses	1,000	400	—	400
Noninterest income	4,687	3,259	3,717	4,012
Noninterest expense	9,228	9,656	10,912	9,597

Income before provision (benefit) for income taxes	1,788	595	353	1,862
Provision (benefit) for income taxes	527	115	(456)	542
Net income	$1,261	$480	$809	$1,320

Common Share Data
Basic and diluted earnings per share	$0.18	$0.07	$0.12	$0.19